Exhibit 99.2

Juniper Networks, Inc.

1133 Innovation Way

Sunnyvale, CA 94089

January 26, 2017

CFO Commentary on Fourth Quarter and Fiscal Year 2016 Preliminary Financial Results

Related Information

The following commentary is provided by management and should be referenced in conjunction with Juniper Networks’ fourth quarter and fiscal year 2016 preliminary financial results press release available on its Investor Relations website at http://investor.juniper.net. These remarks represent management’s current views of the Company’s financial and operational performance and outlook and are provided to give investors and analysts further insight into its performance in advance of the earnings call webcast.

Q4 2016 Preliminary Financial Results

GAAP

(in millions, except per share amounts and percentages)	Q4’16	Q3’16	Q4’15	Q/Q Change		Y/Y Change
Revenue	$1,385.6	$1,285.3	$1,319.6	8%		5%
Product	985.6	928.2	973.9	6%		1%
Service	400.0	357.1	345.7	12%		16%
Gross margin %	62.7%	62.2%	63.8%	0.5	pts	(1.1	)pts
Research and development	263.0	251.8	247.2	4%		6%
Sales and marketing	254.5	242.9	255.9	5%		(1)%
General and administrative	52.9	54.0	60.3	(2)%		(12)%
Restructuring charges (benefits)	0.1	0.8	(0.1)	(88)%		N/M

Total operating expenses	$570.5	$549.5	$563.3	4%		1%

Operating margin %	21.5%	19.5%	21.2%	2.0	pts	0.3	pts

Net income	$197.4	$172.4	$197.8	15%		—%

Diluted EPS	$0.51	$0.45	$0.51	13%		—%

N/M - Not meaningful

Non-GAAP

(in millions, except per share amounts and percentages)	Q1’17 Guidance	Q4’16	Q3’16	Q4’15	Q/Q Change		Y/Y Change
Revenue(1)	$1,200 +/- $30	$1,385.6	$1,285.3	$1,319.6	8%		5%
Product(1)		985.6	928.2	973.9	6%		1%
Service(1)		400.0	357.1	345.7	12%		16%
Gross margin %	62.5% +/- 0.5%	63.2%	62.9%	64.5%	0.3	pts	(1.3	)pts
Research and development		225.4	224.5	215.7	—%		4%
Sales and marketing		239.2	224.5	241.4	7%		(1)%
General and administrative		45.0	44.8	51.6	—%		(13)%

Total operating expenses	$515 +/- $5	$509.6	$493.8	$508.7	3%		—%

Operating margin %	~ 19.5%	26.5%	24.4%	26.0%	2.1	pts	0.5	pts

Net income		$254.3	$222.0	$247.6	15%		3%

Diluted EPS	$0.38 - $0.44	$0.66	$0.58	$0.63	14%		5%

(1)	Revenue numbers are GAAP.

Fiscal 2016 Preliminary Financial Results

GAAP

(in millions, except per share amounts and percentages)	FY’16	FY’15	Y/Y Change
Revenue	$4,990.1	$4,857.8	3%
Product	3,528.9	3,563.1	(1)%
Service	1,461.2	1,294.7	13%
Gross margin %	62.4%	63.4%	(1.0	)pts
Research and development	1,013.7	994.5	2%
Sales and marketing	972.9	943.8	3%
General and administrative	224.9	228.9	(2)%
Restructuring charges (benefits)	3.3	(0.6)	N/M

Total operating expenses	$2,214.8	$2,166.6	2%

Operating margin %	18.0%	18.8%	(0.8	)pts

Net income	$601.2	$633.7	(5)%

Diluted EPS	$1.55	$1.59	(3)%

N/M - Not meaningful

Non-GAAP

(in millions, except per share amounts and percentages)	FY’16	FY’15	Y/Y Change
Revenue(1)	$4,990.1	$4,857.8	3%
Product(1)	3,528.9	3,563.1	(1)%
Service(1)	1,461.2	1,294.7	13%
Gross margin %	63.2%	64.2%	(1.0	)pts
Research and development	885.0	866.7	2%
Sales and marketing	912.8	893.1	2%
General and administrative	187.7	194.7	(4)%

Total operating expenses	$1,985.5	$1,954.5	2%

Operating margin %	23.4%	24.0%	(0.6	)pts

Net income	$810.1	$809.7	—%

Diluted EPS	$2.09	$2.03	3%

(1)	Revenue numbers are GAAP.

The following CFO Commentary contains non-GAAP financial measures and the reconciliations to GAAP can be found at the end of this document. We are unable to provide a reconciliation of forward-looking non-GAAP guidance measures to corresponding GAAP measures without unreasonable effort due to the overall high variability and low visibility of most of the items that are excluded from our non-GAAP guidance measures. More information on these exclusions can be found under “Q1 2017 Outlook” below.

Q4 2016 Overview

The results for the December quarter reflect record revenue as well as non-GAAP earnings per share growth. Both Telecom and Cloud Providers were up sequentially, and Cloud Providers grew more than 50% year-over-year. We also saw significant year-over-year growth from our PTX family of products, and our QFX product family continued to be strong in the data center with growth of approximately 90% year-over year. Our Services business remained strong with solid year-over-year and sequential growth, due in part to our recognition in the quarter of revenue from a professional services project associated with a Telecom cloud deployment of Contrail.

In reviewing our top 10 customers for the quarter, five were Cloud Providers, three were Telecoms, and two were Enterprises. Of these customers, one was located outside of the U.S.

Our product book-to-bill was greater than one. Product deferred revenue was $323 million, up $83 million or 34% year-over-year and 8% sequentially. Ending product backlog was $441 million, down $76 million or 15% year-over-year.

In the quarter, we had strong cash flows from operations of $334 million, up $88 million sequentially. During the quarter, we paid $38 million in dividends and did not repurchase shares. Since the first quarter of 2014, inclusive of share repurchases and dividends, we delivered on our commitment to return $4.1 billion by the end of 2016.

Revenue

Product & Service

•	Routing product revenue: $654 million, up 1% year-over-year and up 5% sequentially. The year-over-year increase was primarily driven by Cloud Providers, partially offset by Cable and Telecom. Sequentially, the increase was driven by Telecom and Cloud Providers, partially offset by a decrease in Cable Providers. Our PTX family saw another record quarter, with strong year-over-year and sequential growth, while MX was down year-over-year and up sequentially.

•	Switching product revenue: $251 million, up 19% year-over-year and up 13% sequentially. The year-over-year and sequential increase was primarily driven by Cloud Providers, partially offset by a decrease in Enterprise, primarily due to deployments in Campus and Branch. We saw continued data center strength with record results in our QFX product family, which grew approximately 90% year-over-year. Our EX product family declined year-over-year and increased sequentially.

•	Security product revenue: $81 million, down 30% year-over-year and down 5% sequentially. The year-over-year decrease was primarily due to Telecom and Enterprise. The sequential decrease was primarily due to Enterprise and Cloud Providers. Our ScreenOS and Other Legacy products were $2 million.

•	Service revenue: $400 million, up 16% year-over-year and up 12% sequentially. The year-over-year and sequential increase was primarily driven by strong renewal and attach rates of support contracts. In the quarter, we recognized approximately $15 million from a professional services project associated with a Telecom cloud deployment of Contrail.

Geography

•	Americas: $876 million, up 16% year-over-year and up 18% sequentially. The year-over-year increase was driven by Cloud Providers, Telecom and Enterprise, partially offset by Cable Providers. The sequential increase was driven by Telecom and Cloud Providers, partially offset by Cable Providers. The United States was the primary growth driver for both the year-over-year and sequential increases.

•	EMEA: $315 million, down 9% year-over-year and down 7% sequentially. The year-over-year decline was primarily due to Enterprise. Sequentially, the decrease was due to Telecom and, to a lesser extent, Enterprise. The sequential decrease was primarily due to the Middle East, which was down from a strong Q3.

•	APAC: $195 million, down 11% year-over-year and down 3% sequentially. The year-over-year decline was due to Telecom, partially offset by an increase in Cloud Providers. The sequential decrease was due to Enterprise, partially offset by Telecom. Australia, China and Korea drove the year-over-year decline, slightly offset by an increase in Japan. Sequentially, decreases were driven by China and Singapore, partially offset by growth in Japan.

Market

•	Service Provider: $978 million, up 5% year-over-year and up 15% sequentially. The year-over-year increase was primarily driven by the Americas, partially offset by a decline in APAC. Year-over-year growth was driven by Services and Switching. Sequential growth was driven by Americas, partially offset by a decline in EMEA. Routing, Switching, and Services drove sequential growth.

•	Enterprise: $407 million, up 5% year-over-year and down 6% sequentially. The year-over-year increase was driven by the Americas, partially offset by a decline in EMEA. Year-over-year growth was driven by Routing, partially offset by a decline in Security and Switching. The sequential decrease was primarily in Routing, due to the timing of a large customer deployment in the Americas.

Gross Margin

•	GAAP gross margin: 62.7%, compared to 63.8% from the prior year and 62.2% from last quarter.

•	Non-GAAP gross margin: 63.2%, compared to 64.5% from the prior year and 62.9% from last quarter.

Non-GAAP gross margin was within our guided range for the quarter. While we continue to expect the pricing environment to be challenging, we remain focused on delivering innovation and continued improvements to our cost structure.

•	GAAP product gross margin: 63.5%, down 0.9 points from a year ago and up 1.2 points from last quarter.

•	Non-GAAP product gross margin: 63.9%, down 1.1 points from a year ago and up 1.0 points from last quarter.

Year-over-year, the decrease in product gross margin, on a GAAP and non-GAAP basis, was primarily due to elevated pricing pressure, and to a lesser extent, product mix, partially offset by improvements in our cost structure. The sequential increase was driven by higher revenue and product mix.

•	GAAP service gross margin: 60.6%, down 1.6 points from a year ago and down 1.3 points quarter-over-quarter.

•	Non-GAAP service gross margin: 61.7%, down 1.5 points from a year ago and down 1.1 points quarter-over-quarter.

Year-over-year and sequentially, the decrease in service gross margin, on a GAAP and non-GAAP basis, was due to increased support costs related to the ramp of new products and higher delivery costs related to professional services projects.

Operating Expenses

•	GAAP operating expenses: $571 million, an increase of $7 million, or 1% year-over-year, and an increase of $21 million, or 4% sequentially.

•	Non-GAAP operating expenses: $510 million, an increase of $1 million, or essentially flat year-over-year, and an increase of $16 million, or 3% sequentially.

The year-over-year increase, on a GAAP and non-GAAP basis, was primarily due to acquisitions completed earlier in the year, partially offset by savings in variable compensation. The sequential increase, on a GAAP and non-GAAP basis, was primarily due to variable compensation related to sales.

GAAP operating expenses were 41.2% of revenue, down 1.6 points quarter-over-quarter and down 1.5 points year-over-year. On a non-GAAP basis, operating expenses were 36.8% of revenue, down 1.6 points quarter-over-quarter and down 1.7 points year-over-year. We expect to continue our focus on operating expense discipline and execute to our annualized long-term model of 39% of revenue, on a non-GAAP basis.

Operating Margin

•	GAAP operating margin: 21.5%, an increase of 0.3 points year-over-year and an increase of 2.0 points sequentially.

•	Non-GAAP operating margin: 26.5%, an increase of 0.5 points year-over-year and an increase of 2.1 points sequentially.

We continue to focus on profitable growth and prudent cost management as we execute to our annualized long-term model of 25% of revenue, on a non-GAAP basis.

Tax Rate

•	GAAP tax rate: 30.2%, an increase of 3.1 points compared to 27.1% last quarter.

•	Non-GAAP tax rate: 28.0%, an increase of 1.7 points compared to 26.3% last quarter.

The increased tax rate on a GAAP and non-GAAP basis is primarily due to the geographic mix of earnings.

Diluted Earnings Per Share

•	GAAP diluted earnings per share: $0.51, flat year-over-year and an increase of $0.06 sequentially.

The sequential increase was driven by lower operating expenses as a percentage of revenue and higher revenue, partially offset by a higher tax rate.

•	Non-GAAP diluted earnings per share: $0.66, an increase of $0.03 year-over-year and an increase of $0.08 sequentially.

The year-over-year increase was driven by lower operating expenses as a percentage of revenue, higher revenue, partially offset by a higher tax rate and lower gross margin. The sequential increase was driven by higher revenue and lower operating expenses as a percentage of revenue, partially offset by a higher tax rate.

Balance Sheet, Cash Flow, Capital Return, and Other Financial Metrics

(in millions, except product book-to-bill, days sales outstanding (“DSO”), and headcount)	Q4’16	Q3’16	Q2’16	Q1’16	Q4’15
Cash(1)	$3,657.3	$3,480.1	$3,491.1	$3,416.8	$3,192.2
Debt(2)	2,133.7	2,133.1	2,132.5	2,131.8	1,937.4
Net cash and investments(3)	1,523.6	1,347.0	1,358.6	1,285.0	1,254.8
Operating cash flow	333.8	245.4	354.4	172.4	117.0
Capital expenditures	51.8	46.0	67.6	49.3	55.4
Depreciation and amortization	53.9	52.2	49.2	45.4	43.4
Share repurchases	—	112.4	125.5	75.0	92.5
Dividends	$38.1	$38.0	$38.1	$38.3	$38.3
Diluted shares	385.6	384.5	386.3	389.3	390.9
Product book-to-bill	>1	>1	>1	>1	>1
DSO	68	53	55	64	53
Headcount	9,832	9,863	9,617	9,274	9,058

(1)	Cash includes cash, cash equivalents, and investments.
(2)	Certain amounts in the prior period have been retrospectively adjusted to conform to the current period presentation.
(3)	Net cash and investments includes, cash, cash equivalents, and investments, net of debt.

Balance Sheet

•	Cash: $3.7 billion, up $177 million from the prior quarter, with 13% held onshore. The increase in cash was driven by $334 million of cash generated from operations, partially offset by $52 million of capital expenditures, $48 million related to the acquisition of AppFormix, and $38 million of dividend payments.

•	Debt: $2.1 billion. We continue to maintain investment grade credit ratings of BBB/Baa2 by S&P and Moody’s. We believe that our debt has well-staggered maturities and aligns with our focus on an efficient capital structure.

•	Net cash and investments: $1.5 billion, an increase of $177 million quarter-over-quarter.

Cash Flow

•	Cash flow from operations: $334 million, up $217 million year-over-year and $88 million sequentially. The year-over-year increase was driven by timing differences in working capital. The sequential increase was primarily due to higher net income and timing differences in working capital.

DSO

DSO:	68 days, compared to 53 days from the prior quarter, an increase of 15 days. The elevated DSO was primarily due to a significant increase in Service invoicing which occurred late in the quarter and resulted in higher deferred Services revenue, as well as the timing of product invoicing. We believe the quality of our receivables is strong with the majority expected to be received early this quarter. As a reminder, the primary drivers to our DSO results are payment terms, the timing of in-quarter invoicing as well as changes in deferred revenue.

Going forward we expect DSO to be in the 50 to 60 days range, an increase of 5 days compared to our previous target range as our average customer payment terms have increased slightly and our deferred revenue balance continues to grow.

Capital Return

•	Since the first quarter of 2014, inclusive of share repurchases and dividends, we have returned $4.1 billion and reduced our diluted share count by 22%. This completes our commitment.

•	In the quarter, we paid a dividend of $0.10 per share for a total of $38 million, and did not repurchase shares.

•	Diluted shares declined 1% year-over-year.

•	Beginning in 2017, we intend to return approximately 50% of annual free cash flow to our shareholders, inclusive of share repurchases and dividends.

Demand metrics

•	Product book-to-bill was greater than 1.

•	Total deferred revenue was $1,481 million, up $313 million year-over-year and up $177 million quarter-over-quarter.

•	Product deferred revenue was $323 million, an increase of $83 million year-over-year and $25 million quarter-over-quarter.

•	Product backlog was $441 million, down $76 million or 15% year-over-year.

Headcount

•	9,832, an increase of 774 employees or 9% year-over-year, and a decrease of 31 employees or approximately flat quarter-over-quarter. The year-over-year increase was primarily in Research and Development, driven by acquisitions, as well as in Services and Sales as we focus on delivering our new products to our customers.

Fiscal 2016 Overview

As expected, our fiscal 2016 saw modest growth in both revenue and non-GAAP earnings per share. Revenue growth was driven by Cloud Providers, which increased more than 25% year-over-year. While Routing was approximately flat, our PTX family of products had significant year-over-year growth. Switching grew 12% driven by continued data center strength led by our QFX family of products, which increased more than 50% year-over-year. Security remains challenged, but we are confident in our new products and our strategy. Our Services business continues to be strong with another year of solid year-over-year growth.

In reviewing our top 10 customers for the year, four were Cloud Providers, four were Telecoms, and two were Enterprises. Of these customers, two were located outside of the U.S.

For the year, we had strong cash flows from operations of $1,106 million, up $213 million. We repurchased $313 million of shares and paid $153 million in dividends.

Revenue

Product & Service

•	Routing product revenue: $2,353 million flat, year-over-year. We saw growth in Cloud Providers, partially offset by declines in Telecom and Cable. Our PTX product family saw significant growth while MX was down year-over-year.

•	Switching product revenue: $858 million, up 12%year-over-year. We saw continued data center strength, driven by Cloud Providers. Our QFX product family had record results and grew slightly more than 50% year-over-year. Our EX product family declined year-over-year.

•	Security product revenue: $318 million, down 27% year-over-year, primarily due to Enterprise, Telecom and Cloud Providers. Our Screen OS and Other Legacy products were down 65%.

•	Service revenue: $1,461 million, up 13% year-over-year. The increase in service revenue was primarily driven by strong attach rates and renewals of support contracts.

Geography

•	Americas: $2,969 million, up 6% year-over-year. The increase was driven by growth in Cloud Providers, partially offset by Cable Providers.

•	EMEA: $1,238 million, down 6% year-over-year. The decrease was due to declines in Telecom and Enterprise, partially offset by growth in Cloud Providers.

•	APAC: $783 million, up 5% year-over-year. The increase was driven by Enterprise and Cloud Providers, partially offset by Telecom.

Market

•	Service Provider: $3,452 million, up 5% year-over-year, driven by growth in Americas and APAC, partially offset by EMEA. Services and Switching growth was partially offset by a decline in Security.

•	Enterprise: $1,538 million, down 2% from the prior year, declines in EMEA and APAC, partially offset by growth in the Americas. The decline was primarily in Security, partially offset by growth in Services.

Gross Margin

•	GAAP gross margin: 62.4%, compared to 63.4% from the prior year.

•	Non-GAAP gross margin: 63.2%, compared to 64.2% from the prior year.

•	GAAP product gross margin: 62.7%, down 1.7 points from a year ago.

•	Non-GAAP product gross margin: 63.3%, down 1.8 points from a year ago.

The decrease in product gross margin, on a GAAP and non-GAAP basis, was due to elevated pricing pressure and product mix, partially offset by improvements in our cost structure.

•	GAAP service gross margin: 61.7%, up 1.1 points from a year ago.

•	Non-GAAP service gross margin: 62.8%, up 1 point from a year ago.

The increase in GAAP and non-GAAP services gross margin was driven by an increase in support revenue as well as improvements in labor productivity and logistics, partially offset by increased support costs related to the ramp of new products.

Operating Expenses

•	GAAP operating expenses: $2,215 million, compared to $2,167 million a year ago, an increase of $48 million.

•	Non-GAAP operating expenses: $1,986 million, compared to $1,955 million a year ago, an increase of $31 million.

The year-over-year increase on a GAAP and non-GAAP basis, was primarily due to acquisitions completed earlier in the year, partially offset by savings in variable compensation.

GAAP operating expenses were 44.4% of revenue compared to 44.6% in 2015. On a non-GAAP basis, operating expenses were 39.8% of revenue compared to 40.2% in 2015. This improvement reflects our continued focus on operational discipline and executing to our annualized long-term model of 39% of revenue, on a non-GAAP basis.

Operating Margin

•	GAAP operating margin: 18.0%, compared to 18.8% a year ago, a decrease of 0.8 points.

•	Non-GAAP operating margin: 23.4%, compared to 24.0% a year ago, a decrease of 0.6 points.

We continue to focus on top line growth and cost management while we execute against our annualized long-term model of 25%, on a non-GAAP basis.

Tax Rate

•	GAAP tax rate: 28.3%, up from 25.6% last year.

•	Non-GAAP tax rate: 26.7%, up from 25.5% last year.

On a GAAP basis, the increase is primarily due to a change in the geographic mix of earnings. As a reminder, the effective GAAP tax rate for FY’15 included a one-time benefit related to a change in the tax treatment of share-based compensation in our cost sharing arrangement. On a non-GAAP basis, the increased tax rate is primarily due to the geographic mix of earnings.

Diluted Earnings Per Share

•	GAAP diluted earnings per share: $1.55, a decrease of $0.04 year-over-year.

The year-over-year decrease was due to lower gross margin and a higher tax rate, partially offset by a lower share count and higher revenue.

•	Non-GAAP diluted earnings per share: $2.09, an increase of $0.06 year-over-year

The year-over-year increase on a non-GAAP basis was driven by higher revenue, lower share count, and lower operating expenses as a percentage of revenue, partially offset by lower gross margin.

Balance Sheet, Cash Flow, and Capital Return

(in millions)	FY’16	FY’15	Y/Y Change
Cash(1)	$3,657.3	$3,192.2	15%
Net cash and investments(2)	1,523.6	1,254.8	21%
Operating cash flow	1,106.0	892.5	24%
Capital expenditures	214.7	210.3	2%
Depreciation and amortization	200.7	170.1	18%
Share repurchases	312.9	1,142.5	(73)%
Dividends	152.5	156.3	(2)%

(1)	Cash includes cash, cash equivalents, and investments.
(2)	Net cash and investments includes, cash, cash equivalents, and investments, net of debt.

Balance Sheet

•	Cash: $3.7 billion, up from $3.2 billion the prior year primarily as a result of operating cash flow and debt issuance, partially offset by debt repayments and share repurchases.

•	Net cash and investments: $1.5 billion, an increase of $269 million year-over-year primarily driven by operating cash flow.

Cash Flow

•	Cash flow from operations: Strong cash flow from operations of $1,106 million, up from $893 million from the prior year, primarily driven by timing differences in working capital.

Capital Return

•	We repurchased $313 million of shares in the year and paid $153 million in dividends.

•	Weighted average diluted shares for the year were 388 million, a decrease of 3% year-over-year.

2017 Expectations and Financial Principles

We continue to operate in a competitive market and expect the timing of our customers’ deployment patterns to vary from quarter to quarter. We intend to manage the business in 2017 with these considerations in mind and will continue to focus on driving shareholder value with the following three financial principles as a guide:

1.	We expect revenue growth for 2017. We are pursuing opportunities with our differentiated product portfolio within our target markets and will focus on growth from emerging technologies as the market landscape continues to evolve.

2.	We remain focused on earnings expansion with long-term consistency. We will remain diligent in managing our operating expenses while balancing investments for the short and long-term. We intend to expand non-GAAP operating margins and non-GAAP earnings per share for fiscal year 2017.

3.	We intend to maintain a healthy balance sheet and an optimized capital structure, while balancing internal investments and the potential for value enhancing M&A. We expect continued strong cash flow generation and intend to return approximately 50% of free cash flow to shareholders.

Q1 2017 Outlook

These metrics are provided on a non-GAAP basis, except for revenue and share count. The outlook assumes that the exchange rate of the U.S. dollar to other currencies will remain relatively stable at current levels.

We are focused on executing to our strategy and capitalizing on the momentum of our new products within the target markets we serve.

The gross margin guidance for the quarter reflects typical seasonal patterns, primarily due to sequentially lower revenue volume. While we expect to continue to see pricing pressure and product mix fluctuations, we remain focused on disciplined cost management.

As a reminder, the operating expense guidance for the quarter includes the annual reset of variable compensation and the typical seasonal increase in fringe costs.

Our guidance for the quarter ending March 31, 2017, is as follows:

•	Revenues will be approximately $1,200 million, plus or minus $30 million.

•	Non-GAAP gross margin will be approximately 62.5%, plus or minus 0.5%.

•	Non-GAAP operating expenses will be approximately $515 million, plus or minus $5 million.

•	Non-GAAP operating margin will be approximately 19.5% at the midpoint of revenue guidance.

•	Non-GAAP tax rate approximately flat from the fourth quarter.

•	Non-GAAP net income per share will range between $0.38 and $0.44 on a diluted basis. This assumes a flat share count from the fourth quarter.

We are focused on growth and continued earnings expansion, and are confident in our strategy and driving toward our long-term model.

Forward-Looking Statements

Statements in this CFO Commentary and related conference call concerning Juniper Networks’ business, economic and market outlook, including pricing pressure and product mix, long-term financial model, 2017 expectations and financial principles, product portfolio and success of particular products and product families, our DSO going forward, future financial and operating results, seasonal revenue and cost patterns, focus on operational expense discipline, execution towards our long-term model, ability to deliver revenue and earnings per share growth, expectations with respect to near term gross margins, improvements to our cost structure and expense reductions and management, momentum of new products, strength of certain customer segments, capital structure, capital return program, quality and timing for receipt of receivables, and overall future prospects are forward looking statements within the meaning of the Private Securities Litigation Reform Act that involve a number of uncertainties and risks. Actual results or events could differ materially from those anticipated in those forward-looking statements as a result of several factors, including: general economic and political conditions globally or regionally; business and economic conditions in the networking industry; changes in overall technology spending and spending by communication service providers and major customers; the network capacity requirements of communication service providers; contractual terms that may result in the deferral of revenue; increases in and the effect of competition; the timing of orders and their fulfillment; manufacturing and supply chain constraints, changes or disruptions; availability of key product components; ability to establish and maintain relationships with distributors, resellers and other partners; variations in the expected mix of products sold; changes in customer mix; changes in geography mix; customer and industry analyst perceptions of Juniper Networks and its technology, products and future prospects; delays in scheduled product availability; market acceptance of Juniper Networks products and services; rapid technological and market change; adoption of regulations or standards affecting Juniper Networks products, services or the networking industry; the ability to successfully acquire, integrate and manage businesses and technologies; product defects, returns or vulnerabilities; the ability to recruit and retain key personnel; significant effects of tax legislation and judicial or administrative interpretation of tax regulations; currency fluctuations; litigation settlements and resolutions; the potential impact of activities related to the execution of capital return and product rationalization; and other factors listed in Juniper Networks’ most recent report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”). All statements contained in this CFO Commentary and related conference call are made only as of the date set forth at the beginning of this document. Juniper Networks undertakes no obligation to update the information contained in this document or the related conference call in the event facts or circumstances subsequently change after the date of this document.

Use of Non-GAAP Financial Measures

This CFO Commentary contains references to the following non-GAAP financial measures: gross margin; product gross margin; service gross margin; product gross margin as a percentage of product revenue; service gross margin as a percentage of service revenue; gross margin as a percentage of revenue; research and development expense; sales and marketing expense; general and administrative expense; operating expense; operating expense as a percentage of revenue; operating income; operating margin; provision for income tax; income tax rate; net income; and diluted earnings per share. For important commentary on why Juniper Networks considers non-GAAP information a useful view of the company’s financial results, please see the press release furnished with our Form 8-K filed today with the SEC. With respect to future financial guidance provided on a non-GAAP basis, we have excluded estimates for amortization of intangible assets, share-based compensation expenses, acquisition-related charges, restructuring charges (benefits), impairment charges, professional services related to non-routine stockholder matters, litigation settlement and resolution charges, gain or loss on equity investments, retroactive impact of certain tax settlements, non-recurring income tax adjustments, valuation allowance on deferred tax assets, and the income tax effect of non-GAAP exclusions, and do not include the impact of any future acquisitions, divestitures, or joint ventures that may occur in the quarter. These measures are not presented in accordance with, nor are they a substitute for U.S. generally accepted accounting principles or GAAP. In addition, these measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes. The non-GAAP financial measures used in this CFO Commentary should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, many of the adjustments to our GAAP financial measures reflect the exclusion of items that are recurring and will be reflected in our financial results for the foreseeable future.

A reconciliation of non-GAAP guidance measures to corresponding GAAP measures is not available on a forward-looking basis due to the high variability and low visibility with respect to the charges which are excluded from these non-GAAP measures. For example, share-based compensation expense is impacted by the Company’s future hiring needs, the type and volume of equity awards necessary for such future hiring, and the price at which the Company’s stock will trade in those future periods. Amortization of intangible assets is significantly impacted by the timing and size of any future acquisitions. The items that are being excluded are difficult to predict and a reconciliation could result in disclosure that would be imprecise or potentially misleading. Material changes to any one of these items could have a significant effect on our guidance and future GAAP results. Certain exclusions, such as amortization of intangible assets and share-based compensation expenses, are generally incurred each quarter, but the amounts have historically and may continue to vary significantly from quarter to quarter.

Juniper Networks, Inc.

Preliminary Supplemental Data

(in millions)

(unaudited)

Deferred Revenue

	As of
	December 31, 2016	December 31, 2015
Deferred product revenue:
Undelivered product commitments and other product deferrals	$302.4	$210.1
Distributor inventory and other sell-through items	74.2	81.8

Deferred gross product revenue	376.6	291.9
Deferred cost of product revenue	(53.7)	(51.6)

Deferred product revenue, net	322.9	240.3
Deferred service revenue	1,158.2	927.8

Total	$1,481.1	$1,168.1

Reported as:
Current	$1,032.0	$822.9
Long-term	449.1	345.2

Total	$1,481.1	$1,168.1

Security Products: Quarterly Revenue Trend

	Q4’15	Q1’16	Q2’16	Q3’16	Q4’16	Q/Q		Y/Y
SRX Platform and Security Software	$110.5	$68.1	$74.3	$83.5	$78.9	$(4.6)	(6)%	$(31.6)	(29)%
Screen OS and Other Legacy	5.6	5.3	3.9	2.0	1.9	$(0.1)	(5)%	$(3.7)	(66)%

Total product revenue	$116.1	$73.4	$78.2	$85.5	$80.8	$(4.7)	(5)%	$(35.3)	(30)%

Juniper Networks, Inc.

Preliminary Reconciliations between GAAP and non-GAAP Financial Measures

(in millions, except percentages and per share amounts)

(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
GAAP gross margin - Product	$626.0	$578.6	$627.4	$2,213.5	$2,293.5
GAAP product gross margin % of product revenue	63.5%	62.3%	64.4%	62.7%	64.4%
Share-based compensation expense	1.5	1.5	1.1	6.4	5.6
Share-based payroll tax expense	—	—	—	0.3	0.2
Amortization of purchased intangible assets	2.1	3.5	4.4	11.6	24.6
Restructuring benefits	—	—	—	—	(3.5)
Acquisition/divestiture and other charges	—	—	—	2.8	—

Non-GAAP gross margin - Product	$629.6	$583.6	$632.9	$2,234.6	$2,320.4

Non-GAAP product gross margin % of product revenue	63.9%	62.9%	65.0%	63.3%	65.1%

GAAP gross margin - Service	$242.5	$220.9	$215.0	$901.8	$785.1
GAAP service gross margin % of service revenue	60.6%	61.9%	62.2%	61.7%	60.6%
Share-based compensation expense	4.0	3.5	3.4	15.3	13.8
Share-based payroll tax expense	0.1	—	0.1	0.9	0.9

Non-GAAP gross margin - Service	$246.6	$224.4	$218.5	$918.0	$799.8

Non-GAAP service gross margin % of service revenue	61.7%	62.8%	63.2%	62.8%	61.8%

GAAP gross margin	$868.5	$799.5	$842.4	$3,115.3	$3,078.6
GAAP gross margin % of revenue	62.7%	62.2%	63.8%	62.4%	63.4%
Share-based compensation expense	5.5	5.0	4.5	21.7	19.4
Share-based payroll tax expense	0.1	—	0.1	1.2	1.1
Amortization of purchased intangible assets	2.1	3.5	4.4	11.6	24.6
Restructuring benefits	—	—	—	—	(3.5)
Acquisition/divestiture and other charges	—	—	—	2.8	—

Non-GAAP gross margin	$876.2	$808.0	$851.4	$3,152.6	$3,120.2

Non-GAAP gross margin % of revenue	63.2%	62.9%	64.5%	63.2%	64.2%

GAAP research and development expense	$263.0	$251.8	$247.2	$1,013.7	$994.5
Share-based compensation expense	(37.5)	(27.2)	(31.2)	(126.5)	(125.4)
Share-based payroll tax expense	(0.1)	(0.1)	(0.3)	(2.2)	(2.4)

Non-GAAP research and development expense	$225.4	$224.5	$215.7	$885.0	$866.7

GAAP sales and marketing expense	$254.5	$242.9	$255.9	$972.9	$943.8
Share-based compensation expense	(14.5)	(17.5)	(13.4)	(55.2)	(45.6)
Share-based payroll tax expense	(0.1)	(0.1)	(0.4)	(2.1)	(2.3)
Amortization of purchased intangible assets	(0.7)	(0.8)	(0.7)	(2.8)	(2.8)

Non-GAAP sales and marketing expense	$239.2	$224.5	$241.4	$912.8	$893.1

GAAP general and administrative expense	$52.9	$54.0	$60.3	$224.9	$228.9
Share-based compensation expense	(6.3)	(5.9)	(6.8)	(23.4)	(26.9)
Share-based payroll tax expense	—	—	—	(0.3)	(0.6)
Amortization of purchased intangible assets	(0.5)	(0.5)	(0.2)	(1.8)	(1.0)
Acquisition/divestiture and other charges	(1.1)	(2.8)	(1.7)	(11.7)	(2.7)
Professional services related to non-routine stockholder matters	—	—	—	—	(3.0)

Non-GAAP general and administrative expense	$45.0	$44.8	$51.6	$187.7	$194.7

Juniper Networks, Inc.

Preliminary Reconciliations between GAAP and non-GAAP Financial Measures

(in millions, except percentages and per share amounts)

(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
GAAP operating expenses	$570.5	$549.5	$563.3	$2,214.8	$2,166.6
GAAP operating expenses % of revenue	41.2%	42.8%	42.7%	44.4%	44.6%
Share-based compensation expense	(58.3)	(50.6)	(51.4)	(205.1)	(197.9)
Share-based payroll tax expense	(0.2)	(0.2)	(0.7)	(4.6)	(5.3)
Amortization of purchased intangible assets	(1.2)	(1.3)	(0.9)	(4.6)	(3.8)
Restructuring (benefits) charges	(0.1)	(0.8)	0.1	(3.3)	0.6
Acquisition/divestiture and other charges	(1.1)	(2.8)	(1.7)	(11.7)	(2.7)
Professional services related to non-routine stockholder matters	—	—	—	—	(3.0)

Non-GAAP operating expenses	$509.6	$493.8	$508.7	$1,985.5	$1,954.5

Non-GAAP operating expenses % of revenue	36.8%	38.4%	38.5%	39.8%	40.2%

GAAP operating income	$298.0	$250.0	$279.1	$900.5	$912.0
GAAP operating margin	21.5%	19.5%	21.2%	18.0%	18.8%
Share-based compensation expense	63.8	55.6	55.9	226.8	217.3
Share-based payroll tax expense	0.3	0.2	0.8	5.8	6.4
Amortization of purchased intangible assets	3.3	4.8	5.3	16.2	28.4
Restructuring charges (benefits)	0.1	0.8	(0.1)	3.3	(4.1)
Acquisition/divestiture and other charges	1.1	2.8	1.7	14.5	2.7
Professional services related to non-routine stockholder matters	—	—	—	—	3.0

Non-GAAP operating income	$366.6	$314.2	$342.7	$1,167.1	$1,165.7

Non-GAAP operating margin	26.5%	24.4%	26.0%	23.4%	24.0%

GAAP income tax provision	$85.5	$64.2	$62.8	$237.0	$218.5
GAAP income tax rate	30.2%	27.1%	24.1%	28.3%	25.6%
Income tax effect of non-GAAP exclusions	13.3	14.9	12.6	58.7	58.5

Non-GAAP provision for income tax	$98.8	$79.1	$75.4	$295.7	$277.0

Non-GAAP income tax rate	28.0%	26.3%	23.3%	26.7%	25.5%

GAAP net income	$197.4	$172.4	$197.8	$601.2	$633.7
Share-based compensation expense	63.8	55.6	55.9	226.8	217.3
Share-based payroll tax expense	0.3	0.2	0.8	5.8	6.4
Amortization of purchased intangible assets	3.3	4.8	5.3	16.2	28.4
Restructuring charges (benefits)	0.1	0.8	(0.1)	3.3	(4.1)
Acquisition/divestiture and other charges (income)	1.1	2.8	0.5	11.8	(5.2)
Professional services related to non-routine stockholder matters	—	—	—	—	3.0
Loss (gain) on equity investments	1.6	0.3	—	3.7	(11.3)
Income tax effect of non-GAAP exclusions	(13.3)	(14.9)	(12.6)	(58.7)	(58.5)

Non-GAAP net income	$254.3	$222.0	$247.6	$810.1	$809.7

GAAP diluted net income per share	$0.51	$0.45	$0.51	$1.55	$1.59

Non-GAAP diluted net income per share	$0.66	$0.58	$0.63	$2.09	$2.03

Shares used in computing diluted net income per share	385.6	384.5	390.9	387.8	399.4